Exhibit 10.4

March 13, 2014

VIA EMAIL Delivery

Steve Kelsey

Re:	Transition and Separation Agreement

Dear Steve:

This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that Medivation, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation and Transition Period. As discussed, if, on or within twenty-one (21) days, you sign, date, and return this fully signed Agreement to the Company, and subsequently you do not revoke it, the Company will continue your employment from the date of this letter through no later than June 30, 2014 (the “Transition Period”) under the terms set forth in this Agreement. During the Transition Period, you may seek new employment or other business opportunities, and if you obtain such a new relationship prior to June 30, 2014, the Transition Period (and your employment) will end on such earlier date. You will not commence any such new relationship (including but not limited to enter into any consulting arrangements) while you remain employed by the Company unless you obtain advance written consent from me or another officer of the Company. You are free to terminate your employment with the Company (and the Transition Period) at any time upon notice to the Company. In addition, the Company can terminate your employment and the Transition Period upon notice to you if you fail to comply with Company polices and your other continuing obligations to the Company, including but not limited to if you breach this Agreement or the Confidential Information Agreement (defined below). Under certain circumstances, you may be eligible for continued salary payments if you resign prior to June 30, 2014, under the terms and conditions provided in Section 4 of this Agreement. If not terminated earlier, the Transition Period (and your employment with the Company) will end automatically on June 30, 2014. The date that your employment actually terminates is referred to herein as the “Separation Date.”

2. Additional Transition Period Terms. During the Transition Period, the following employment terms shall apply:

(a) Compensation Terms. The Company will continue to pay your base salary at your current rate of $ 38,083.33 per month. These continued salary payments will be paid on the Company’s normal payroll schedule, and will be subject to standard payroll deductions and withholdings.

(b) Employment Benefits.

(i) General Benefits and Health Insurance. You can continue to participate in the employee benefit plans in which you are currently enrolled, subject to the terms and conditions of the benefit plans. If you cease to be eligible for group health insurance coverage prior to the Separation Date due to a reduction in your work hours and you become eligible for continued coverage pursuant to federal COBRA laws and comparable state insurance laws (collectively, “COBRA”), the Company agrees (provided that you timely elect, and remain eligible for, COBRA coverage) to pay your COBRA premiums to continue your coverage under COBRA (including coverage for your eligible dependents, if applicable) through the Separation Date of June 30, 2014

(ii) Business Expenses. You will continue to be eligible for reimbursement of your legitimate and fully documented business expenses incurred by you in connection with your continued employment with the Company, subject to the terms of the Company’s regular expense reimbursement policy and practices; provided, however, that during the Transition Period, you must obtain advance authorization from me prior to incurring any business expenses. Your final completed expense reimbursement report must be submitted no later than thirty (30) days after the Separation Date, and will be processed by the Company pursuant to its standard business practices and expense reimbursement policy.

(c) Position and Duties. During the Transition Period, you will continue to report to David Hung, Chief Executive Officer, and you will transition your workload and projects to other Company employees. After March 12, 2014 “Parting Date” ( you will not come into the Company’s offices (unless specifically requested by me or another officer) or be required to work your normal work schedule, although you must remain available (by phone and email) to answer questions or complete transition activities as may be requested from time to time. After the Parting Date, you are not authorized to take any action or make any commitment on behalf of the Company without the specific written consent of me or another officer.

(d) Stock Options. To the extent consistent with the terms of your outstanding stock option grants with the Company (the “Options”), and the Company’s equity incentive plan (the “Plan”), your continuous service to the Company will continue, and your Options will continue to vest on your current vesting schedule(s), during the Transition Period. Vesting of the Options shall cease, any unvested Options shall terminate, and your post-termination exercise period applicable to the vested Options will begin to run, on the Separation Date.

3. Final Salary Payment. On the Separation Date, June 30, 2014, Company will pay you all accrued salary, subject to standard payroll deductions and withholdings. You will receive this payment regardless of whether or not you sign this Agreement. In addition, the company will pay you a onetime lump sum payment of $100,000. Because employees at your level in the Company do not accrue vacation or other paid time off, no payment for accrued or unused vacation or paid time off is owed or will be provided.

4. Continued Salary Payments and Bonus Severance Payment for Resignation before June 30, 2014. If, prior to June 30, 2014, you resign your employment with the Company in order to commence new employment (and you have complied in full with your obligations to the Company during the entire Transition Period, including full compliance with this Agreement and the Confidential Information Agreement), and you experience a “separation from service” from the Company (as defined under Treasury Regulation Section 1.409A-1(h), a “Separation From Service”), then you will be eligible to receive continued salary payments as severance pay provided that, on the Separation Date or within twenty-one (21) days thereafter, you sign, date, and return to the Company, the General Release attached hereto as Exhibit A, and you do not subsequently revoke the General Release.

(a) Continued Salary Payments. If the conditions stated in this Section 4 are satisfied, you will receive continued salary payments paid through June 30, 2014, less required payroll deductions and withholdings, and paid on the Company’s normal payroll schedule beginning with the first regular payday following the Effective Date of the General Release.

5. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, stock option vesting, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus or incentive compensation that has not already been paid, or any commissions.

6. Return of Company Property. You agree to return to the Company, no later than the date requested by the Company (and in any event, no later than the Separation Date), all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, patent and other intellectual property information, financial and operational information, product and training information, research and development information, clinical trial information, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, PDAs, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). The Company laptop computer that you currently possess will be subject to the terms of Section 2(f) of this Agreement instead of this Section 6. You agree that you will make a diligent search to locate any such documents, property and information within this timing. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., BlackBerry), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then no later than the close of business on the Separation Date (or sooner if requested by the Company), you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. You agree to provide the Company access to your Personal Systems, as requested, for the purpose of verifying that the required copying and/or deletion is completed. In addition, if requested by the Company, you shall provide a written representation as to your compliance with this Section 6; and your timely compliance with this Section 6 is a precondition to continued employment during the Transition Period (or your receipt of continued salary payments after the Separation Date under Section 4, to the extent applicable).

7. Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations to the Company under your Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”), a signed copy of which is attached hereto as Exhibit B.

8. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement in the course of a government investigation and insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Notwithstanding the foregoing, during the Transition Period, both you and the Company can inform third parties (including Company employees) that you are continuing to assist the Company in a transition employment period and that your employment is expected to end no later than June 30, 2014.

9. Employment References. The Company agrees to respond to job reference inquiries consistent with its standard practice by providing your job title, dates of employment, and salary amount (if you authorize disclosure of your salary amount in advance). You agree to direct prospective employers to the Company’s Human Resources department for such references.

10. Mutual Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputation, and the Company agrees to direct its officers not to disparage you in any manner likely to be harmful to you or your business reputation or personal reputation; provided that all parties may respond accurately and fully to any inquiry or request for information in the course of a government investigation or as required by compulsion of law (including as required by a subpoena).

11. Nonsolicitation. Through the period ending one year after the Separation Date, you agree not to directly or indirectly solicit (on your own behalf, or on behalf of a third party) any then-current Medivation employees or contractors to resign from their employment (or, in the case of contractors, contracting relationship) with Medivation. This Section 11 does not apply to general undirected solicitations, such as, but not limited to, posting of open positions on social and or professional networking sites such and LinkedIn, Facebook, Twitter, and the like.

12. No Voluntary Adverse Action; and Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

13. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

14. Release of Claims.

(a) General Release. In exchange for the opportunity for the Transition Period employment under this Agreement, and except as otherwise set forth in this Agreement, you hereby generally and completely release the Company, its parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (as amended) (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to your Indemnification Agreement with the Company dated January 1, 2010 (a signed copy of which is attached as Exhibit C), the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you had more than twenty-one (21) days from March 13, 2014, (which is the date that you received the Company’s original severance offer) in which to consider the Company’s offer; (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation delivered to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(e) Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

15. Representations. You hereby represent and warrant that (a) other than current payroll, you have been paid all compensation owed and for all time worked, (b) you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, any applicable law or Company policy, and (c) you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

16. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, under the JAMS Employment Arbitration Rules & Procedures which are accessible at the following link: http://www.jamsadr.com/rules-employment-arbitration/. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17. Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original. In addition, facsimile signatures and signatures transmitted via pdf file shall suffice for a binding and valid agreement and are considered equivalent to original signatures; thus, the parties are not required to deliver actual original signature pages signed in ink.

If this Agreement is acceptable to you, please sign and date it below, and return the fully signed Agreement no later than the close of business on April 3, 2014. If we do not receive the fully signed Agreement from you within the aforementioned timeframe, the Company’s offer to enter into this Agreement (including the offer to provide the Transition Period employment) will terminate.

We wish you the best in your future endeavors.

Sincerely,

MEDIVATION, INC.

/s/ Sandy Cooper

Sandy Cooper
Vice President, Human Resources

Attachments:

Exhibit A – General Release

Exhibit B – Confidential Information and Invention Assignment Agreement

Exhibit C – Indemnification Agreement

REVIEWED, UNDERSTOOD, AND AGREED:

/s/ Steve Kelsey
Steve Kelsey

Date: March 21, 2014

EXHIBIT A

GENERAL RELEASE OF CLAIMS

(TO BE SIGNED AND RETURNED ON OR WITHIN 21 DAYS AFTER THE SEPARATION DATE)

I am entering into this General Release of Claims (the “Release”) as provided under the transition and separation agreement (the “Agreement”) dated March 13, 2014, between me and Medivation, Inc. (the “Company”).

I hereby generally and completely release the Company, its parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, paid time off, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims under or based on the Agreement arising after I sign this Release); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, I am not releasing any rights of indemnification I may have pursuant to my Indemnification Agreement dated January 1, 2010 with the Company, the charter, bylaws, or operating agreements of the Company, or under applicable law; I am not releasing any rights or claims which are not waivable as a matter of law; and I am not releasing any claims for breach of the Agreement arising after the date that I sign this Release (collectively, the “Excluded Claims”). In addition, I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I acknowledge and agree that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

A-1

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in this Release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days in which to sign this Release (although I may choose voluntarily to sign it sooner (although no sooner than the Separation Date)); (d) I have seven (7) days following the date I sign this Release to revoke the Release (by providing written notice of my revocation to the Company’s Chief Financial Officer); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Release is signed by me provided that I do not revoke it (the “Effective Date”).

In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims contained herein, including but not limited to any unknown or unsuspected claims.

By:	/s/ Steve Kelsey
Steve Kelsey

Date: March 21, 2014

A-2

EXHIBIT B

MEDIVATION INC.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

As an employee of Medivation, Inc., any of its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of the compensation now and hereafter paid to me, I hereby agree as follows:

1. Maintaining Confidential Information

a. Company Information. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs (including source code and object code), data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants or licensees.

b. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree during the term of my employment and thereafter, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express prior written authorization of the Company.

2. Retaining and Assigning Inventions and Original Works

a. Inventions and Original Works Retained by Me. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively, the “Prior Inventions”), which belong to me, which relate to the Company’s proposed or current business, products or research and development, and which are not assigned to the Company; or, if no such list is attached, I represent that there are no such inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty free, irrevocable, perpetual, or world-wide license to make, have made, sublicense, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

b. Inventions and Original Works Assigned to the Company.

(i)	I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will transfer, convey, release and assign to the Company all my right, title, and interest, if any, in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company.

(ii)	If I have been employed by the Company for any period of time prior to the execution of this Agreement, by execution of this Agreement I hereby transfer, convey, release and assign to the Company all my right, title and interest, if any, in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets which I have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time that I have been employed with the Company. The inventions, original works of authorship, developments, concepts, improvements or trade secrets referred to in subsections (i) and (ii) and in subsection (i) above are collectively referred to as the “Inventions”.

(iii)	I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

c. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

d. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

e. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure and enforce the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

f. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment to the Company do not apply to any Invention which qualifies fully under the following provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit B. I will advise the Company promptly in writing of any Inventions that I believe meet the criteria of the California Labor Code Section 2870 and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.

3. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

4. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns.

5. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement (i) to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company or (ii) to assign Inventions to any former employer or any other third party. I will not disclose to the Company or use on its behalf any confidential information belonging to others. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

6. Employee Solicitation. I agree that for a period of six months from the date of termination of my employment with the Company that I will not, directly or indirectly, solicit or cause to be solicited for any person or entity other than the Company (i) any of the existing customers of the Company or (ii) any of the existing employees of the Company for purposes of obtaining their employment services; provided that clause (ii) above will not restrict me from soliciting customers of the Company in a line of business that is not substantially similar to the existing or future business of the Company.

7. Equitable Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 1, 2, 4 and 6 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

8. General Provisions.

a. Acknowledgment. I acknowledge that I have had the opportunity to consult legal counsel in regard to this Agreement, that I have read and understood this Agreement, that I am fully aware of its legal effect, and that I have entered into it freely and voluntarily and based on my own judgment and not on any representations, understandings, or promises other than those contained in this Agreement.

b. Governing Law. This Agreement will be governed by the laws of the State of California without giving effect to the conflicts of law principles thereof.

c. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

d. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

e. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

/s/ STEPHEN M. KELSEY	05/13/2013
Employee Signature	Date

STEPHEN M. KELSEY
Employee Name

/s/ LISA NAKASONE
Witness

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

NONE

Name of Employee:

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Medivation, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, or licensees.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

Exhibit C

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of May 13, 2013 (the “Effective Date”) by and between Medivation, Inc., a Delaware corporation (the “Company”), and Stephen M. Kelsey, who serves as a director and/or an officer of the Company (“Indemnitee”).

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve corporations unless they are provided with adequate protection through insurance and/or indemnification against the risks of claims being asserted against them arising out of their service to and activities on behalf of such corporations; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s investors and that the Company should act to assure such persons that there will be increased certainty of such protection in the future; and

WHEREAS, the Board has determined that, in order to help attract and retain qualified individuals as directors and officers, the best interests of the Company and its investors will be served by attempting to maintain, on an ongoing basis, at the Company’s sole expense, insurance to protect persons serving the Company and its subsidiaries as directors, officers and in other capacities from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises for many years, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors and officers, in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation; and

WHEREAS, the Board has determined that, in order to help attract and retain qualified individuals as directors, officers and in other capacities, the best interests of the Company and its investors will be served by assuring such individuals that the Company will indemnify them to the maximum extent permitted by law; and

WHEREAS, the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the By-Laws (the “By-Laws”) of the Company require indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to the Delaware General Corporation Law (“DGCL”); and

WHEREAS, the Certificate of Incorporation, the By-Laws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board with respect to indemnification and the advancement of defense costs; and

WHEREAS, it therefore is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance defense costs on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, By-Laws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor shall it be deemed to diminish or abrogate any rights of Indemitee thereunder; and

WHEREAS, the Board recognizes that the Indemnitee does not regard the protection available under the Company’s Certificate of Incorporation, the By-Laws and insurance program as adequate in the present circumstances, and may not be willing to serve or continue to serve as a director, officer and/or in such other capacity as the Company may request without adequate protection, and the Company desires Indemnitee to serve in such capacity; and

WHEREAS, Indemnitee is willing to serve, and continue to serve, as a member of the Board of Directors (and any committee thereof) and/or an officer of the Company, on the condition that he or she be indemnified as provided for herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

l. Services to the Company. Indemnitee will serve or continue to serve, at the will of the Company, a director or officer of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation. This Agreement shall not serve as a binding commitment on the part of Indemnitee to continue to serve in such capacity, or on the part of the Company to cause him to continue as such.

2. Definitions. As used in this Agreement:

(a) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Any Person (excluding any employee benefit plan of the Company or any subsidiary of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily to vote for the election of directors; or

(ii) During any period of two (2) consecutive years commencing on or after the Effective Date, the individuals who at the beginning of such period constitute the Board or any individuals who would be Continuing Directors (as defined below) cease for any reason to constitute at least a majority thereof; or

(iii) The Board shall approve a sale of all or substantially all of the assets of the Company; or

(iv) The Board shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (i) or (ii), above.

(b) “Continuing Directors” shall mean the directors of the Company in office on the Effective Date and any successor to any such director and any additional director who after the Effective Date (i) was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection and (ii) who is not an “affiliate” or “associate” (as defined in Regulation 12B promulgated under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily to vote for the election of directors.

(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(d) “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company and (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company.

(e) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 issued under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity,

(f) “Corporate Status” shall describe the status of a person who is or was a director, officer, trustee, partner, member, fiduciary, employee or agent of the Company or of any other Enterprise (as defined below), which such person is or was serving at the request of the Company.

(g) “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding (as defined below) in respect of which indemnification is sought by Indemnitee.

(h) “Enterprise” shall mean any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent.

(i) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts and accountants, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types and amounts customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding (as defined below). Expenses also shall include costs incurred in connection with any appeal resulting from any Proceeding (as defined below), including, without limitation, the premium, security for, and other costs relating to any bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of .judgments or fines against Indemnitee.

(j) References to “fines” shall include any excise tax assessed on a person with respect to any employee benefit plan pursuant to applicable law.

(k) References to “serving at the request of the Company” shall include any service provided at the request of the Company as a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, trustee, administrator, partner, member, fiduciary, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(l) Any action taken or omitted to be taken by a person for a purpose which he or she reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have been taken in “good faith” and for a purpose which is “not opposed to the best interests of the Company”, as such terms are referred to in this Agreement and used in the DGCL.

(m) The term. “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including any related appeal, in which Indemnitee was, is or will be involved as a party or witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company, by reason of any action taken or not taken by him or her while acting as director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company, or by reason of the fact that he or she is or was serving at the request of the Company as a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement.

(n) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter .material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indernnitee in an action to determine Indenmitee’s rights under this Agreement.

3. Indemnity in Third-Party Proceedings. The Company shall indemnify and hold harmless Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is made, or is threatened to be made, a party to or a participant in (as a witness or otherwise) any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified and held harmless against all judgments, fines, penalties, amounts paid in settlement (if such settlement is approved in writing in advance by the Company, which approval shall not be unreasonably withheld) (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing) (collectively, “Losses”) and Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any action, discovery event, claim, issue or matter therein or related thereto, if Indemnitee acted in good faith, for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

4. Indemnity in Proceedings by or in the Right of the Company, The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is made, or is threatened to be made, a party to or a participant in (as a witness or otherwise) any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified and held harmless against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such Proceeding or any action, discovery event, claim, issue or matter therein or related thereto, if Indemnitee acted in good faith, for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company. No indemnification, however, shall be made Colder this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the Proceeding was brought or, if no Proceeding was brought in a court, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, Indemnitee fairly and reasonably is entitled to indemnification for such portion of the Expenses as the court deems proper.

5. Indemnification for Expenses Where Indemnitee is Wholly or Partly Successful. Notwithstanding and in addition to any other provisions of this Agreement, to the extent that Indemnitee is a party to a Proceeding and is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein, the Company shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with such successful defense. For the avoidance of doubt, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 5 and, without limitation, the termination of any claim, issue or matter in such a Proceeding by withdrawal or dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6. Indemnification for Expenses of a Witness. Notwithstanding and in addition to any other provision of this Agreement, to the extent that Indemnitee is, by reason of his or her Corporate Status, a witness in or otherwise incurs Expenses in connection with any Proceeding to which Indemnitee is not a party, he or she shall be indemnified and held harmless by the Company against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

7. Additional Indemnification.

(a) Notwithstanding any limitation in Sections 3, 4, or 5 .hereof or in Section 145 of the DGCL or other applicable statutory provision, the Company and the shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is made, or is threatened to be made, a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Losses and Expenses actually and reasonably incurred by Indemnitee in connection with the Proceeding. No indemnification shall be made under this Section 7(a) on account of Indemnitee’s conduct which constitutes a breach of Indemnitee’s duty of loyalty to the Company or its investors or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

(b) For purposes of Sections 7(a), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

(i) to the fullest extent authorized or permitted by the then-applicable provisions of the DGCL or other applicable statutory provision, that authorize or contemplate indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL or other applicable statutory provision, and

(ii) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL or other applicable statutory provision, adopted after the date of this Agreement that increase the extent to which a corporation limited liability company or partnership, as applicable may indemnify its officers, directors or persons holding similar fiduciary responsibilities.

(c) Indemnitee shall be entitled to the prompt payment of all Expenses reasonably incurred in enforcing successfully (fully or partially) this Agreement.

8. Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a) for which payment actually has been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under such insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company or any subsidiary of the Company within the meaning of Section 16(b) of the Exchange Act, as amended, or similar provisions of state blue sky law, state statutory law or common law; or

(c) prior to a Change in Control, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company (other than any Proceeding referred to in Sections 13(d) or (e) below or any other Proceeding commenced to recover any Expenses referred to in Section 7(c) above) or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d) if the funds at issue were paid pursuant to a settlement approved by a court and indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

9. Advances of Expenses; Defense of Claim.

(a) Notwithstanding any provision of this Agreement to the contrary, the Indemnitee shall be entitled to advances of Expenses incurred by him or her or on his or her behalf in connection with a Proceeding that Indemnitee claims is covered by Sections 3 and 4 hereof, prior to a final determination of eligibility for indemnification and prior to the final disposition of the Proceeding, upon the execution and delivery to the Company of an undertaking by or on behalf of the Indemnitee providing that the Indemnitee will repay such advances to the extent that it ultimately is determined that Indemnitee is not entitled to be indemnified by the Company. This Section 9(a) shall not apply to any claim made by Indennriitee for which indemnity is excluded pursuant to Section 8.

(b) The Company shall advance pursuant to Section 9(a) the Expenses incurred by Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by the Company of a written statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay such advances. Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce such right to receive advances.

(c) The Company will be entitled to participate in the Proceeding at its own expense.

(d) The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on the Indemnitee without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

10. Procedure for Notification and Application for Indemnification.

(a) Within sixty (60) days after the actual receipt by Indemnitee of notice that he or she is a party to or is requested to be a participant in (as a witness or otherwise) any Proceeding, Indemnitee shall submit to the Company a written notice identifying the Proceeding. The failure by the Indemnitee to notify the Company within such 60-day period will not relieve the Company from any liability which it may have to Indemnitee (i) otherwise than under this Agreement, and (ii) under this Agreement, provided that if the Company can establish that such failure to notify the Company in a timely manner resulted in actual prejudice to the Company, then the Company will be relieved from liability under this Agreement only to the extent of such actual prejudice.

(b) Indemnitee shall at the time of giving such notice pursuant to Section 10(a) or thereafter deliver to the Company a written application for indemnification. Such application may be delivered at such time as Indemnitee deems appropriate in his or her sole discretion. Following delivery of such a written application for indemnification by Indemnitee, the Indernnitee’s entitlement to indemnification shall be determined promptly according to Section 11(a) of this Agreement and the outcome of such determination shall be reported to Indemnitee in writing within forty-five (45) days of the submission of such application.

11. Procedure Upon Application for Indemnification.

(a) Upon written application by Indemnitee for indemnification pursuant to Section 10(b) or written statement by Indemnitee for advances of Expenses pursuant to Section 9(b), a determination with respect to Indemnitee’s entitlement thereto pursuant to the mandatory terms of this Agreement, pursuant to statute, or pursuant to other sources of right to indemnity, and pursuant to Section 12 of this Agreement shall be made in the specific case: (i) by a majority vote of the Disinterested Directors, whether or not such directors otherwise would constitute a quorum of the Board; (ii) by a committee of Disinterested Directors designated by a majority vote of such directors, whether or not such directors would otherwise constitute a quorum of the Board, (iii) if there are no Disinterested Directors or if so requested by (x) the Indemnitee in his or her sole discretion or (y) the Disinterested Directors, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee or (iv) by the stockholders of the Company. Indemnitee shall reasonably cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to lndemnitee’s entitlement to indemnification) and the Company hereby jointly and severally indemnify and agree to hold Indemnitee harmless from any such costs and expenses.

(b) If it is determined that Indemnitee is entitled to indemnification requested by the Indemnitee in a written application submitted to the Company pursuant to Section 10(b), payment to Indemnitee shall be made within ten (10) days after such determination. All advances of Expenses requested in a written statement by Indemnitee pursuant to Section 9(b) prior to a final determination of eligibility for indemnification shall be paid in accordance with Section 9.

(c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) hereof, the Independent Counsel shall be selected as provided in this Section 11(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been received, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.

Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit.

(d) If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 9(b) or 10(b) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof.

(e) The Company shall pay the reasonable fees and expenses of the Independent Counsel and to fully indemnify such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f) Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13 (a) of this Agreement, any Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

12. Presumptions and Effect of Certain Proceedings.

(a) Presumption in Favor or Indemnitee. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indenumitee is entitled to indemnification under this Agreement if Indemnitee has submitted an application for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption.

(b) No Presumption Against Indemnitee. Neither the failure of the Company (including by its Directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement nor an actual determination by the Company (including by its Directors or Independent Counsel) that Indemnitee has not met the applicable standard of conduct for indemnification shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(c) Sixty Day Period for Determination. If the person, persons or entity empowered or selected under Section II of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of an application therefor, a determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make lndemnitee’s statement not materially misleading, in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or infonnation relating thereto.

(d) No Presumption from Termination of a Proceeding. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere, or its equivalent, shall not of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

(e) Reliance as Safe Harbor. For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action or failure to act is based on the records or books of account of the Company or any Enterprise other than the Company, including financial statements, or on information supplied to Indemnitee by the officers of the Company or any Enterprise other than the Company in the course of their duties, or on the advice of legal counsel for the Company or any Enterprise other than the Company or on information or records given or reports made to the Company or any Enterprise other than the Company by an independent certified public accountant or by an appraiser or other expert selected by the Company or any Enterprise other than the Company, except if the Indemnitee knew or had reason to know that such records or books of account of the Company, information supplied by the officers of the Company, advice of legal counsel or information or records given or reports made by an independent certified public accountant or by an appraiser or other expert were materially false or materially inaccurate. The provisions of this Section 12(e) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed or found to have met any applicable standard of conduct.

(f) Actions of Others. The knowledge and/or actions, or failure to act, of any other director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company or any Enterprise other than the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

13. Remedies of Indemnitee.

(a) Adjudication/Arbitration. In the event that (i) a determination is made pursuant to Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 9 of this Agreement, (iii) subject to Section 12(c), no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within 60 days after receipt by the Company of the application for indemnification, or (iv) payment of indemnification is not made pursuant to Sections 3, 4, S, 6, 7 and 11(b) of this Agreement within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or after receipt by the Company of a written request for any additional monies owed with respect to a Proceeding as to which it already has been determined that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by a court of his or her entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) Indemnitee Not Prejudiced by Prior Adverse Determination. In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of the prior adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) Company Bound by Prior Determination. If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) Expenses. In the event that Indemnitee, pursuant to this Section 13, seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be jointly and severally indemnified by the Company against, any and all Expenses actually and reasonably incurred by him or her in such judicial adjudication or arbitration if it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive all or part of the indemnification or advancement of Expenses sought which the Company had disputed prior to the commencement of the judicial proceeding or arbitration.

(e) Advances of Expenses. If requested by Indemnitee, the Company shall (within ten (10) days after receipt by the Company of a written request therefore) advance to Indemnitee the Expenses which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, if the Indemnitee has submitted an undertaking to repay such Expenses if Indemnitee ultimately is determined to not be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be. The Indemnitee’s financial ability to repay any such advances shall not be a basis for the Company to decline to make such advances.

(f) Precluded Assertions by the Comp . The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

14. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a) Rights of Indemnitee Not Exclusive. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, or the By-Laws, any agreement, vote of investors or a resolution of directors, members, partners, or otherwise. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other right or remedy.

(b) Survival of Rights. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal.

(c) Change of Law. To the extent that a change in Delaware law, or where applicable California law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation or the By-Laws, or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy and be conferred by this Agreement the greater benefits so afforded by such change.

(d) Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, administrators partners, members, fiduciaries, employees, or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, trustee, partner, member, fiduciary, officer, employee or agent under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise) the Company has director and officer liability insurance in effect that covers Indernnitee, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(e) Subrogation. In the event of any payment under this Agreement, the Company, shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(f) Other Payments. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(g) Other Indemnification, The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, administrator partner, member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such Enterprise.

15. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as any of the following: a director, officer, agent or employee of the Company or as a director, officer, trustee, administrator partner, member, fiduciary, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise which Indemnitee served at the request of the Company; or (b) one (1) year after the final termination of any Proceeding (including after the expiration of any rights of appeal) then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 13 of this Agreement (including any rights of appeal of any Proceeding commenced pursuant to Section 13). This Agreement shall be binding upon the Company and its respective successors and assigns and shall inure to the benefit of Indemnitee and his or her heirs, executors and administrators,

16. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

17. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve, or to continue to serve, as a director or officer, of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director or officer of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

18. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

19. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and any acquiror of all or substantially all of the business or assets of the Company by agreement in form and substance reasonably satisfactory to Indemnitee and/or his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no such succession had taken place.

(b) This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but will not otherwise be assignable or delegatable by the Company.

(c) This Agreement will inure to the benefit of and be enforceable by the Indemnitee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, legatees and other successors.

(d) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 19(a), (b) and (c). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder will not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Indemnitee’s will, devise, a grantor’s trust instrument under which the Indcmnitee or his estate is the sole beneficiary, or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 19(d), the Company will have no liability to pay any amount so attempted to be assigned or transferred.

20. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, on the date of such receipt, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee subsequently shall provide in writing to the Company.

(b) If to the Company to:

Medivation, Inc.

525 Market Street 36th Fl.

San Francisco, California 94105 Attention: Chief Executive Officer

or to any other address as may have been furnished to Indemnitee in writing by the Company.

21. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company, on the one hand, and Indemnitee , on the other, as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company, on the one hand (and its directors, officers, employees and agents) and Indemnitee, on the other, in connection with such event(s) and/or transaction(s).

22. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws, principles or rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 13 of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) irrevocably appoint, to the extent such party is not a resident of the State of Delaware, The Prentice-Hall Corporation System, Inc., 32 Lockerman Square, Suite L-100, Dover, County of Kent, Delaware 19901 as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

23. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

24. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written,

MEDIVATION, INC.		INDEMNITEE

By:	/s/ C. Patrick Machado	/s/ Stephen M. Kelsey
	C. Patrick Machado	Stephen M. Kelsey

Address for Notices to Indemnitee:

April 23, 2014

VIA EMAIL Delivery

Steve Kelsey

Re:	Amendment to Transition and Separation Agreement

Dear Steve:

This letter sets forth an amendment (the “Amendment”) to the terms of the transition and separation agreement (the “Agreement”) between Medivation, Inc. (the “Company”) and you, effective March 28, 2014. The purpose of this Amendment is to clarify that both stock options and restricted stock units granted to you during the term of your employment will continue to vest during the Transition Period.

Specifically, Section 2(d) of the Agreement is deleted and revised as follows:

(d) Equity Grants. To the extent consistent with the terms of your outstanding stock option grants and restricted stock unit grants with the Company (the “Equity Grants”), and the Company’s equity incentive plan (the “Plan”), your continuous service to the Company will continue, and your Equity Grants will continue to vest in accordance with the applicable vesting schedule(s), during the Transition Period. On the Separation Date, vesting of the Equity Grants shall cease, any unvested Equity Grants shall terminate, and your post-termination exercise period applicable to the vested Equity Grants that are stock options will commence.

All other provisions of the Agreement, including your general release and the ADEA Waiver, shall remain in full force and effect.

If this Amendment is acceptable to you, please sign below and return to Medivation. I have included an executed version of the Agreement for your reference.

[Signature page to follow]

Thank you for your attention to this matter.

Sincerely,

/s/ Jennifer J. Rhodes
Jennifer J. Rhodes General Counsel, Chief Compliance Officer & Corporate Secretary Medivation, Inc. 415-432-6721

Steve Kelsey

/s/ Steve Kelsey
Date: April 24, 2014